Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF
EXERCISE OF 2011 WARRANTS

PURSUANT TO THE OFFER TO EXERCISE
2011 WARRANTS TO PURCHASE COMMON
STOCK DATED NOVEMBER 20, 2015

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
12:00 midnight (Eastern Time) on the evening of December 18, 2015,

 UNLESS THE OFFER IS EXTENDED

To:	Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attn: Reorganization Department
Fax No.: (212) 616-7610
Email: reorg@continentalstock.com

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH
ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA EMAIL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy of Nephros, Inc.’s (the “Company”) Offer to Exercise to Purchase Common Stock, dated November 20, 2015, and any amendments thereto (the “Offer to Exercise”). I elected to participate in the Offer to Exercise by executing and delivering an Election to Participate and Exercise 2011 Warrant.

I hereby irrevocably withdraw my previously submitted election to participate in the Offer to Exercise and reject the Offer to Exercise.

I understand that by rejecting the Offer to Exercise, my 2011 Warrants will not be exercised pursuant to the terms of the Offer to Exercise and will remain in full force and effect as originally issued with an exercise price of $0.40 per share.

I waive any right to receive any notice of the acceptance of this Notice of Withdrawal.

All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Exercise.

Date: _______________, 2015	(Signature of Warrant Holder)

(Name of Signatory)

(Title, if Warrant Holder is not a natural person)

Telephone:

Fax:

*PLEASE SEE REVERSE SIDE FOR IMPORTANT INFORMATION*

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All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Offer to Exercise (including these instructions) will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE DEPOSITARY AGENT ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE at 12:00 midnight (Eastern Time) on the evening of December 18, 2015, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF WE HAVE NOT ACCEPTED YOUR TENDERED 2011 WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS BY JANUARY 20, 2016, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE OFFER TO EXERCISE, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER JANUARY 20, 2016.

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